EXHIBIT 99.1

FOR IMMEDIATE RELEASE

FIRST QUARTER EARNINGS RISE 55 PERCENT AT ROCKY MOUNTAIN
CHOCOLATE FACTORY, INC.

DURANGO, Colorado (June 30, 2004) — Rocky Mountain Chocolate Factory, Inc. (Nasdaq: RMCF), which franchises gourmet chocolate and confection stores and manufactures an extensive line of premium chocolates and other confectionery products, today reported higher revenues and earnings for the first quarter of FY2005.

“We are pleased to report record earnings for the first quarter of our new fiscal year,” stated Bryan Merryman, Chief Financial Officer and Chief Operating Officer of Rocky Mountain Chocolate Factory, Inc. “All of what we believe to be our key business measures, comparable-store sales, same store pounds purchased, and new franchised unit sales and openings, performed well during the quarter. Due primarily to a reduction in excess inventory, we had better utilization of our manufacturing facilities in Durango versus the same quarter last year. Factory gross profit margins improved 520 basis points to 36.1 percent of total revenues in the most recent quarter, compared with 30.9 percent in the prior-year quarter. As a result, revenues were up 20 percent, net income increased 55 percent, and diluted earnings per share rose 44 percent when compared with the prior-year period. Purchases of confectionery products by franchisees from our factory also reflected positive trends.”

For the three months ended May 31, 2004, revenues increased 20.3 percent to $4.7 million, compared with $3.9 million in the first quarter of the previous fiscal year. Comparable-store sales at franchised retail locations increased 5.1 percent, and purchases of confectionery products from the Company by franchised stores increased 6.6% on a same-store basis, when compared with the first quarter of FY2004, due to an increase in customer traffic in retail venues where Rocky Mountain Chocolate Factory stores are located. The Company believes this increase in customer traffic reflects a strengthening in the U.S. economy in recent months.

Net earnings for the first quarter of FY2005 increased 55.3 percent to a record $592,000, compared with $381,000 in the prior-year period. Basic earnings per share increased 55.6 percent to a record $0.14, compared with $0.09 in the first quarter of FY2004. Diluted earnings per share increased 44.4 percent to a record $0.13, versus $0.09 in the prior-year period.

“Our franchisees opened eight new stores during the most recent quarter, in Aurora, Illinois; Beavercreek, Ohio; Cincinnati (Rookwood Commons), Ohio; Gastonia, North Carolina; Roanoke, Virginia; Sacramento (Country Club Plaza), California; Victorville, California; and Edmonton (International Airport), Alberta,” continued Merryman. “The locations in Gastonia, South Carolina and Sacramento, California represent our eleventh and twelfth ‘kiosk’ units. We continue to be very pleased with the performance of the new store design and the ‘kiosk’ concept in regional shopping mall environments.”

“We expect franchisees to open 35 to 40 new retail units in the current fiscal year, which would represent a 9 to 11 percent increase in the size of our franchisee store network. If our key business measures remain strong, and if current economic and business trends remain the same, we believe that earnings for the fiscal year ending February 28, 2005 should increase by 20 to 25 percent.”

The Company will host a conference call Wednesday, June 30, 2004 at 4:15 p.m. EDT to discuss first quarter results in greater detail and the outlook for the balance of Fiscal 2005. The dial-in number for the conference call is 800-915-4836 (international/local participants dial 973-317-5319). Parties interested in participating in the conference call should dial in approximately five minutes prior to 4:15 PM EST. The call will also be broadcast live on the Internet at http://www.firstcallevents.com/service/ajwz407608147gf12.html. A replay of the call will be available through July 7, 2004 by dialing 800-428-6051 or for international callers by dialing 973-709-2089, the replay Access Code is 362774. The call will also be archived through September 7, 2004 at http://www.firstcallevents.com/service/ajwz407608147gf12.html.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate and confection stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. As of June 25, 2004, the Company and its franchisees operated 267 stores in 39 states, Canada, Guam and the United Arab Emirates. The Company’s common stock is listed on The Nasdaq National Market under the symbol “RMCF”.

This press release contains forward-looking information that involves risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer trends, costs and availability of raw materials, competition, the effect of government regulations, and other risks. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.

For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554

STORE INFORMATION

	New stores opened
	during the first
	quarter ended	Stores open as of
	May 31, 2004	May 31, 2004
United States:
	7	228
Franchised Stores	—	8

Company-owned Stores
	7	236
International Licensed Stores	1	30

Total	8	266

STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended May 31,		Three Months Ended May 31,
	2004	2003	2004	2003
Revenues
Factory sales	$3,032	$2,571	64.2%	65.5%
Royalty and marketing fees	1,000	812	21.1%	20.7%
Franchise fees	142	147	3.0%	3.7%
Retail sales	551	397	11.7%	10.1%
Total revenues	4,725	3,927	100.0%	100.0%
Costs and Expenses
Cost of sales	2,145	1,926	45.4%	49.0%
Franchise costs	295	247	6.2%	6.3%
Sales and marketing	275	254	5.8%	6.5%
General and administrative	509	430	10.8%	11.0%
Retail operating	347	236	7.3%	6.0%
Depreciation and amortization	201	201	4.3%	5.1%
Total costs and expenses	3,772	3,294	79.8%	83.9%
Income from Operations	953	633	20.2%	16.1%
Other Income (Expense)
Interest expense	(27)	(43)	(0.6%)	(1.1%)
Interest income	26	23	0.5%	0.6%
Other, net	(1)	20	(0.1%)	(0.5%)
Income Before Income Taxes	952	613	20.1%	15.6%
Provision for Income Taxes	360	232	7.6%	5.9%
Net Income	592	381	12.5%	9.7%
Basic Earnings per Common Share	$0.14	$0.09
Diluted Earnings per Common Share	$0.13	$0.09
Weighted Average Common Shares Outstanding	4,287	4,147
Dilutive Effect of Employee Stock Options	310	252
Weighted Average Common Shares Outstanding, Assuming Dilution	4,597	4,399

SELECTED BALANCE SHEET DATA
(in thousands)

	May 31, 2004	February 29, 2004
Current Assets	$9,346	$10,229
Total assets	$17,121	$17,967
Current Liabilities	$3,081	$3,836
Long-Term Debt, Less Current Maturities	$1,754	$1,986
Stockholders’ Equity	$11,730	$11,590